Exhibit 99.2

For Immediate News Release
January 28, 2015

AVALONBAY COMMUNITIES, INC. ANNOUNCES
2014 OPERATING RESULTS, 7.8% DIVIDEND INCREASE
AND INITIAL 2015 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended December 31, 2014 of $142,642,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.08 for the three months ended December 31, 2014, compared to $1.95 per share for the comparable period of 2013. For the year ended December 31, 2014, EPS was $5.21 compared to EPS of $2.78 for the year ended December 31, 2013, an increase of 87.4%.

The decrease in EPS for the three months ended December 31, 2014 from the prior year period is due primarily to a decrease in real estate sales and related gains, partially offset by increases in Net Operating Income (“NOI”) from newly developed and operating communities.

The increase in EPS for the year ended December 31, 2014 over the prior year is due primarily to (i) an increase in joint venture income resulting from the gains on sales of communities in various ventures, including the Company’s promoted interests; (ii) increases in NOI from newly developed and acquired communities; (iii) a decrease in depreciation expense related to in-place leases acquired as part of the Archstone acquisition, as described in the Company’s first quarter 2013 earnings release dated April 30, 2013; (iv) a decrease in expensed acquisition costs related to the Archstone acquisition; and (v) a loss on a forward interest rate contract in 2013 not present in 2014. These increases are partially offset by a decrease in real estate sales and related gains in 2014 as compared to the prior year.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended December 31, 2014 increased 16.6% to $1.76 from $1.51 for the comparable period of 2013. FFO per share for the year ended December 31, 2014 increased 43.6% to $7.25 from $5.05 for the comparable period of 2013. FFO per share adjusted for non-routine items as detailed in Attachment 20 ("Core FFO" per share) increased by 7.4% to $1.74 and 8.8% to $6.78 for the three months and year ended December 31, 2014, respectively, over the prior year periods.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the three months ended December 31, 2014 to its October 2014 outlook:

Fourth Quarter 2014 Results
Comparison to October 2014 Outlook

	Per Share
	FFO	Core FFO

Projected per share - October 2014 outlook (1)	$1.77	$1.76
Community revenue	0.02	0.01
Community operating expenses	(0.02)	(0.02)
Joint venture income	0.02	—
Income taxes	(0.07)	—
Acquisition costs net of recoveries	0.06	—
Overhead and other	(0.02)	(0.01)
Q4 2014 per share reported results	$1.76	$1.74

(1) Represents the mid-point of the Company's October 2014 outlook.

The variance in the Company’s actual results for the year ended December 31, 2014 is largely consistent with the variance for the three months ended December 31, 2014.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, "2014 was another outstanding year for AvalonBay. We delivered Core FFO per share growth of nearly 9% and completed a record $1.1 billion of new development activity. Together, healthy apartment demand and continuing development activity supports our 2015 outlook for Core FFO per share growth of over 8% and our dividend increase of 7.8%."

Operating Results for the Quarter Ended December 31, 2014 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $40,654,000, or 10.2%, to $440,656,000.  This increase is primarily due to growth in revenue from development communities and growth in Established Community revenue noted below.

 The Company updated its Established Communities portfolio, as of April 1, 2014, primarily to incorporate the stabilized assets acquired as part of the Archstone acquisition, which closed in February 2013. The Company's Established Communities' operating results for the three months ended December 31, 2014 include most of the stabilized operating communities acquired as part of the Archstone acquisition.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

For Established Communities as of April 1, 2014, which includes 51,201 apartment homes, Average Rental Rates increased 3.8%, and Economic Occupancy increased 0.3%, resulting in an increase in rental revenue of 4.1%. If the Company were to include current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.2%. Total revenue for Established Communities increased $13,821,000 to $335,794,000. Operating expenses for Established Communities increased $893,000, or 0.9%, to $102,138,000. Accordingly, NOI for Established Communities increased $12,928,000, or 5.9%, to $233,656,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the fourth quarter of 2014 compared to the fourth quarter of 2013:

Q4 2014 Compared to Q4 2013
Established Communities as of April 1, 2014 - 51,201 apartment homes
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)
New England	2.5%	0.4%	7.3%	0.5%	14.6%
Metro NY/NJ	2.9%	0.2%	2.9%	4.4%	26.3%
Mid-Atlantic	(0.5)%	(0.3)%	1.0%	(1.6)%	16.0%
Pacific NW	6.3%	0.0%	(1.0)%	9.6%	5.0%
No. California	8.0%	0.1%	(2.6)%	12.3%	19.8%
So. California	5.2%	0.6%	(3.1)%	10.7%	18.3%
Total	3.8%	0.3%	0.9%	5.9%	100.0%
(1) Represents each region's % of total NOI from the Company, including discontinued operations.

Operating Results for the Year Ended December 31, 2014 Compared to the Prior Year

For the Company, including discontinued operations, total revenue increased by $179,845,000, or 11.9%, to $1,685,640,000.  This increase is primarily attributable to communities acquired as part of the Archstone acquisition, new developments and growth in Established Community revenue noted below.

The Company's Established Communities' operating results for the year ended December 31, 2014 do not include any impact from communities acquired as part of the Archstone acquisition.

For Established Communities, which includes 36,814 apartment homes as determined at January 1, 2014, Average Rental Rates increased 4.0%, and were partially offset by a decrease in Economic Occupancy of 0.1%, resulting in an increase in rental revenue of 3.9%. If the Company were to include current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.1%. Total revenue for Established Communities increased $36,642,000 to $965,015,000. Operating expenses for Established Communities increased $13,681,000, or 4.9%, to $291,859,000. Accordingly, NOI for Established Communities increased $22,961,000, or 3.5%, to $673,156,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2014 compared to the year ended December 31, 2013:

Full Year 2014 Compared to Full Year 2013
Established Communities as of January 1, 2014 - 36,814 apartment homes
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)
New England	2.9%	(0.4)%	5.7%	0.8%	14.7%
Metro NY/NJ	3.4%	0.0%	4.9%	3.1%	26.1%
Mid-Atlantic	(0.2)%	(0.3)%	4.6%	(2.5)%	16.1%
Pacific NW	6.2%	(0.3)%	3.2%	7.0%	4.8%
No. California	7.6%	0.1%	6.2%	8.2%	19.8%
So. California	4.7%	(0.1)%	3.4%	5.2%	18.5%
Total	4.0%	(0.1)%	4.9%	3.5%	100.0%
(1) Represents each region's % of total NOI from the Company, including discontinued operations.

Development Activity

During the three months ended December 31, 2014, the Company engaged in the following development activity:

The Company completed the development of four communities:

•	Avalon Exeter, located in Boston, MA;

•	Avalon Mosaic, located in Fairfax, VA;

•	Avalon Huntington Station, located in Huntington Station, NY; and

•	Avalon San Dimas, located in San Dimas, CA.

These four communities contain an aggregate of 1,177 apartment homes and were constructed for an aggregate Total Capital Cost of $358,500,000.

The Company started the construction of three communities: Avalon Green III, located in Elmsford, NY; Avalon Union, located in Union, NJ; and Avalon Princeton, located in Princeton, NJ. These communities will contain a total of 550 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $168,300,000.

The Company acquired four land parcels for development, for an aggregate investment of $40,333,000. The Company has started, or anticipates starting, construction of apartment communities on these land parcels during the next 12 months.

The Company added two Development Rights. If developed as expected, these Development Rights will contain a total of 462 apartment homes and will be developed for an aggregate estimated Total Capital Cost of $418,000,000.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

The projected Total Capital Cost of overall Development Rights increased to $3.2 billion at December 31, 2014 from $2.9 billion at September 30, 2014 due to the addition of new Development Rights, a reduction for construction starts and adjustments to existing Development Rights.

In January 2015 the Company acquired land for $25,000,000 related to two development rights. If developed as expected, the development rights related to this land will contain 648 apartment homes for a projected Total Capital Cost of $174,343,000.

During 2014 the Company:

•	completed the development of 17 communities containing an aggregate of 4,121 apartment homes, for a Total Capital Cost of $1,134,300,000; and

•	commenced the development of 14 communities which are expected to contain an aggregate of 3,914 apartment homes and be completed for a Total Capital Cost of $1,342,800,000.

Redevelopment Activity

During the three months ended December 31, 2014, the Company completed the redevelopment of one Avalon and two Eaves communities, which contain an aggregate of 1,055 apartment homes and were redeveloped for an aggregate Total Capital Cost of $27,600,000, excluding costs incurred prior to the redevelopment.

During 2014 the Company:

•	completed the redevelopment of five communities containing an aggregate of 1,887 apartment homes, for a Total Capital Cost of $53,000,000, excluding costs incurred prior to redevelopment; and

•	commenced the redevelopment of nine communities containing an aggregate of 3,428 apartment homes, for a projected Total Capital Cost of $127,000,000, excluding costs incurred prior to redevelopment.

Acquisition Activity

During the three months ended December 31, 2014, the Company acquired Avalon Mission Oaks, located in Camarillo, CA. Avalon Mission Oaks contains 160 apartment homes and was acquired for a purchase price of $47,000,000.

Disposition Activity

Consolidated Dispositions

During the three months ended December 31, 2014, the Company sold one wholly-owned community, Archstone Memorial Heights, located in Houston, TX, which was acquired as part of the Archstone acquisition in 2013, and was owned through a taxable REIT subsidiary. Archstone Memorial Heights contains 556 apartment homes, was sold for $105,500,000, and resulted in a pre-tax gain in accordance with GAAP of $23,980,000 and an Economic Gain of $17,212,000.

During 2014 the Company sold four wholly-owned communities, including two communities acquired as part of the Archstone acquisition. The four communities, containing 1,337 apartment homes, were sold for an aggregate sales price of $296,200,000, and a weighted average Initial Year Market Cap Rate of 5.0%, resulting in a pre-tax gain in accordance with GAAP of $106,138,000. The two legacy AvalonBay communities generated an unleveraged IRR of 12.6% over a 10.9 year weighted average holding period.

In January 2015, the Company sold Avalon on Stamford Harbor, a wholly-owned community located in Stamford, CT containing 323 apartment homes and a working marina containing 74 boat slips, for $115,500,000.

Joint Venture Dispositions

During 2014, real estate ventures in which the Company had a direct investment, or in which the Company held a residual profits interest sold 10 communities containing 2,389 apartment homes, resulting in gains from dispositions of $136,732,000, of which $60,534,000 represents income from the Company’s promoted interest in two of the ventures.

Liquidity and Capital Markets

During September 2014 the Company entered into a forward contract to sell 4,500,000 shares of common stock for an initial forward price of $151.74 per share, net of offering fees and discounts (the "Forward"). The sales price and proceeds achieved by the Company will be determined on the date or dates of settlement, with adjustments during the term of the contract for the Company’s dividends as well as for a daily interest factor that varies with changes in the Fed Funds rate. The Company has not sold any shares of common stock under the Forward. Settlement of the Forward will occur on one or more dates not later than September 8, 2015.

At December 31, 2014, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $605,085,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Adjusted EBITDA for the fourth quarter of 2014 was 5.2 times.

New Financing Activity

In November 2014, the Company issued $300,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of approximately $295,803,000. The notes mature in November 2024 and were issued at a 3.50% interest rate.

First Quarter 2015 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2015 of $1.25 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is a 7.8% increase over the Company’s prior

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

quarterly dividend of $1.16 per share. The dividend is payable on April 15, 2015 to common stockholders of record as of March 31, 2015.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts, and expected growth in taxable income.

Edgewater Casualty Loss
A fire occurred on January 21, 2015 at the Company's Avalon at Edgewater apartment community located in Edgewater, New Jersey ("Edgewater"). Edgewater consists of two residential buildings. One building, which contained 240 apartment homes, is uninhabitable and the Company currently believes it suffered a total or near total loss. The second building, which contains 168 apartment homes, has been reoccupied and the Company currently believes it only suffered minimal damage. The Company is currently assessing the loss resulting from the fire, which could vary based on costs and time to rebuild and eventual settlement of third party claims. The Company believes this incident is substantially covered by its insurance policies, including coverage for the replacement cost of the building, third party claims, and business interruption loss, subject to deductibles as well as a self-insured portion of the property insurance for which the Company is obligated for 12% of the first $50,000,000 in losses.
2015 Financial Outlook

The following presents the Company’s financial outlook for 2015, the details of which are summarized on Attachments 18 and 19.

In setting operating expectations for 2015, the Company has considered third party macroeconomic forecasts that project continued economic growth. The Company has also adjusted its 2015 financial outlook as presented in this release to reflect its current estimates of the impact of the Edgewater fire. The expected impact to the Company's Projected FFO per share is approximately $0.10 and is composed of casualty and operating losses in equal amounts.

The Company expects Projected EPS to be within a range of $4.65 to $4.95 for the full year 2015. The Company expects 2015 Projected FFO per share to be in the range of $7.25 to $7.55. Adjusting for non-routine items as detailed in Attachment 20, the Company expects 2015 Projected Core FFO per share to be in the range of $7.20 to $7.50.

The following table compares the 2015 full year outlook for FFO per share and Core FFO per share to the Company’s actual results for the full year 2014:

Full Year 2015 Outlook
Comparison to Full Year 2014 Results

	Per Share
	FFO	Core FFO

2014 per share reported results	$7.25	$6.78
Established Community NOI	0.30	0.32
Other community NOI	0.69	0.69
Capital markets and transaction activity	(0.29)	(0.35)
Joint venture income and management fees	(0.31)	(0.07)
Edgewater operating and casualty losses	(0.10)	—
Overhead and other	(0.14)	(0.02)
2015 per share outlook (1)	$7.40	$7.35

(1) Represents the mid-point of the Company's January 2015 outlook.

For the first quarter of 2015, the Company expects projected EPS within a range of $1.57 to $1.61. The Company expects Projected FFO per share in the first quarter of 2015 within a range of $1.86 to $1.90. Adjusting for non-routine items as detailed in Attachment 20, the Company expects Projected Core FFO per share in the first quarter of 2015 to be in the range of $1.71 to $1.75.

The Company’s 2015 financial outlook is based on a number of assumptions and estimates, some of which are provided on Attachments 18 and 19 of this release. The primary macroeconomic assumptions considered by the Company include the job growth and personal income growth that the Company expects for 2015, both for the U.S. as a whole and for the Company’s markets. In the Company’s markets for 2015, the Company expects job growth and total personal income growth of 2.5% and 6.7%, respectively.

The following provides additional information on the Company’s primary estimates and assumptions for 2015:

Property Operations

The following are the Company’s expectations for full year 2015 growth in its Established Community portfolio:

•	The Company expects an increase in Established Communities’ rental revenue of 3.5% to 4.5%.

•	The Company expects an increase in Established Communities’ operating expenses of 3.0% to 4.0%.

•	The Company expects an increase in Established Communities’ NOI of 3.5% to 5.0%.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

Development and Redevelopment

•
The Company anticipates starting new developments in 2015 with an estimated Total Capital Cost of $1,500,000,000, including communities to be constructed in joint ventures. The Company’s share of the estimated Total Capital Cost is $1,250,000,000.

•	The Company expects to complete the development of 11 communities with a Total Capital Cost of approximately $1,200,000,000 in 2015.

•
The Company expects an aggregate investment of $1,550,000,000 in 2015 related to its planned development activity, including the cost of acquiring land for future development and amounts associated with communities developed in joint ventures. Of this amount the Company’s share is expected to be $1,500,000,000.

•	The Company expects to complete and deliver approximately 3,700 apartment homes in 2015, and expects to occupy 3,500 new apartment homes during the year.

•	The Company expects to invest approximately $200,000,000 in its redevelopment communities in 2015. Amounts exclude costs incurred prior to redevelopment.

Capital Markets & Transaction Activity

In 2015, the Company anticipates sourcing approximately $1,750,000,000 in external funding to support its investment activity. The Company expects to source $660,000,000 of capital through settlement of the Forward in the second and third quarters of 2015, with the remaining funding needs expected to be sourced through a combination of one or more of the following sources: asset sales, new unsecured debt, and common stock issuances. The Company’s funding plan is not dependent on any single source of capital and the ultimate funding sources used will depend on real estate, interest rate and capital market conditions at the time that capital is sourced.

First Quarter Conference Schedule

Management is scheduled to present at Citi's Global Property CEO Conference from March 1 - 4, 2015. Management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the conference event on the Company's website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on January 29, 2015 at 1:00 PM ET to review and answer questions about this release, its fourth quarter and full year 2014 results, its projections for 2015, the Attachments (described below) and related matters. To participate on the call, dial 800-753-0487 domestically and 913-312-0411 internationally and use conference id: 1861833.

To hear a replay of the call, which will be available from January 29, 2015 at 6:00 PM ET to February 3, 2015 at 6:00 PM ET, dial 800-753-0487 domestically and 913-312-0411 internationally, and use conference id: 1861833. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company provides a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings before the market opens on January 29, 2015. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of December 31, 2014, the Company owned or held a direct or indirect ownership interest in 277 apartment communities containing 82,487 apartment homes in eleven states and the District of Columbia, of which 26 communities were under construction and eight communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in the leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: the Company's preliminary expectations and assumptions as of the date of this release regarding insurance coverage, lender payoff and refinancing requirements and potential uninsured loss amounts resulting from the Avalon at Edgewater fire, as well as the ultimate cost and timing of replacing the Edgewater building and achieving stabilized occupancy, are subject to change and could materially affect the Company's current expectations regarding the impact of the fire and related loss on the Company's financial condition and results of operations; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; the expected proceeds from settlement of the Forward are subject to adjustment for changes in the Fed Funds rate and the amount of dividends we pay on our common stock, and our receipt of settlement proceeds assumes that we will settle the Forward by physical delivery. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2015 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 20, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 20 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

AvalonBay COMMUNITIES, INC.

FOURTH QUARTER 2014

Supplemental Operating and Financial Data

Avalon Alderwood
Lynnwood, WA

welcome.

eaves Creekside
Mountain View, CA

AVA
525

AVA Highline
New York, NY

AvalonBay offers three distinct brands – Avalon, AVA and eaves by Avalon - each targeted to different customer segments with unique needs and preferences. This brand portfolio helps us reach new customers and better serve our existing residents.

 FOURTH QUARTER 2014

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Detailed Operating Information......................................................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile
Quarterly Rental Revenue and Occupancy Changes (Established Communities).......................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes (Established Communities).....................................	Attachment 5
Q2-Q4 Rental Revenue and Occupancy Changes (Established Communities)...........................................................	Attachment 6
Full Year Rental Revenue and Occupancy Changes (Established Communities) .......................................................	Attachment 7
Quarterly Operating Expenses ("Opex") (Established Communities)...........................................................................	Attachment 8
Q2-Q4 Operating Expenses ("Opex") (Established Communities)...............................................................................	Attachment 9
Full Year Operating Expenses ("Opex") (Established Communities)............................................................................	Attachment 10

Development, Redevelopment, Disposition and Debt Profile
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs.........................	Attachment 11
Development Communities............................................................................................................................................	Attachment 12
Redevelopment Communities........................................................................................................................................	Attachment 13
Future Development......................................................................................................................................................	Attachment 14

Joint Venture, Debt Profile and Disposition Activity
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 15
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 16
Summary of Disposition Activity.....................................................................................................................................	Attachment 17

2015 Financial Outlook
2015 Financial Outlook.................................................................................................................................................	Attachment 18
Projected Sources and Uses of Cash ..........................................................................................................................	Attachment 19

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 20

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release to which these attachments relate.  Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Detailed Operating Information
December 31, 2014
(Dollars in thousands except per share data)
(unaudited)

	Q4 2014	Q4 2013	% Change	Full Year 2014	Full Year 2013	% Change
Revenue:
Rental and other income	$437,859	$390,866	12.0%	$1,674,011	$1,451,419	15.3%
Management, development and other fees	2,797	3,303	(15.3)%	11,050	11,502	(3.9)%

Total	440,656	394,169	11.8%	1,685,061	1,462,921	15.2%

Operating expenses:
Direct property operating expenses, excluding property taxes	88,926	80,661	10.2%	345,846	295,150	17.2%
Property taxes	46,714	43,677	7.0%	178,634	158,774	12.5%
Property management and other indirect operating expenses	15,644	14,199	10.2%	60,341	53,105	13.6%

Total operating expenses	151,284	138,537	9.2%	584,821	507,029	15.3%

Interest expense, net	(47,987)	(44,630)	7.5%	(180,618)	(172,402)	4.8%
Loss on extinguishment of debt, net	—	(14,921)	(100.0)%	(412)	(14,921)	(97.2)%
Loss on interest rate contract	—	—	—%	—	(51,000)	(100.0)%
General and administrative expense	(10,715)	(8,311)	28.9%	(41,425)	(39,573)	4.7%
Joint venture income (loss) (1) (2)	5,241	5,090	3.0%	148,766	(11,154)	N/A (4)
Investments and investment management	(1,290)	(836)	54.3%	(4,485)	(3,990)	12.4%
Expensed acquisition, development and other pursuit costs, net of recoveries (2) (3)	6,855	991	591.7%	3,717	(45,050)	N/A (4)
Depreciation expense	(114,084)	(104,806)	8.9%	(442,682)	(560,215)	(21.0)%
Income tax expense (5)	(9,332)	—	100.0%	(9,368)	—	100.0%
Gain on sale of land	490	—	100.0%	490	240	104.2%
Gain on sale of communities (6)	23,980	—	100.0%	84,925	—	100.0%

Income (loss) from continuing operations	142,530	88,209	61.6%	659,148	57,827	1,039.9%

Discontinued operations:
Income from discontinued operations	—	3,823	(100.0)%	310	16,713	(98.1)%
Gain on sale of discontinued operations	—	160,058	(100.0)%	37,869	278,231	(86.4)%

Total discontinued operations	—	163,881	(100.0)%	38,179	294,944	(87.1)%

Net income (loss)	142,530	252,090	(43.5)%	697,327	352,771	97.7%
Net loss (income) attributable to noncontrolling interests (6)	112	122	(8.2)%	(13,760)	370	N/A (4)

Net income (loss) attributable to common stockholders	$142,642	$252,212	(43.4)%	$683,567	$353,141	93.6%

Net income (loss) attributable to common stockholders per common share - basic	$1.08	$1.95	(44.6)%	$5.22	$2.78	87.8%

Net income (loss) attributable to common stockholders per common share - diluted	$1.08	$1.95	(44.6)%	$5.21	$2.78	87.4%

Funds from Operations	$233,484	$195,344	19.5%	$951,035	$642,814	47.9%
Per common share - diluted	$1.76	$1.51	16.6%	$7.25	$5.05	43.6%

Dividends declared - common	$153,178	$138,476	10.6%	$608,709	$553,829	9.9%
Per common share	$1.16	$1.07	8.4%	$4.64	$4.28	8.4%

Average shares and participating securities outstanding - basic	132,119,949	129,415,275	2.1%	130,878,250	127,058,147	3.0%
Average shares outstanding - diluted	132,677,639	129,611,467	2.4%	131,237,502	127,265,903	3.1%

Total outstanding common shares and operating partnership units	132,057,882	129,424,195	2.0%	132,057,882	129,424,195	2.0%

(1)	Joint venture income (loss) for the periods presented includes gains on dispositions of unconsolidated communities including the recognition of the Company's promoted interest related to those sales.

(2)
Amounts for the three months and year ended December 31, 2013 include an aggregate of $1,050 and $83,594, respectively, of Archstone acquisition related costs of which $2,248 and $39,543, respectively, are included as a component of joint venture income (loss).

(3)
Amounts for the three months and year ended December 31, 2014, include an aggregate of $7,841 for receipts related to communities acquired as part of the Archstone acquisition for periods prior to the Company’s ownership, and are primarily comprised of property tax and mortgage insurance refunds.

(4)	Percentage change is not meaningful.

(5)
Amounts for the three months and year ended December 31, 2014 include $9,300 of federal income tax expense related to dispositions of the Company's direct and indirect interests in certain real estate assets acquired in the Archstone acquisition.

(6)
Gain on sale of communities for the year ended December 31, 2014 includes $16,656 related to the sale of a community owned by Fund I that was consolidated for financial reporting purposes. The Company's joint venture partners' 85% interest in this gain of $14,132 is reported as a component of net (income) loss attributable to noncontrolling interests.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2014	2013

Real estate	$16,187,057	$14,598,368
Less accumulated depreciation	(2,891,254)	(2,455,790)

Net operating real estate	13,295,803	12,142,578
Construction in progress, including land	1,417,246	1,582,876
Land held for development	180,516	300,364
Operating real estate assets held for sale, net	42,175	258,391

Total real estate, net	14,935,740	14,284,209

Cash and cash equivalents	509,460	281,355
Cash in escrow	95,625	98,564
Resident security deposits	29,617	26,672
Investments in unconsolidated real estate entities	298,315	367,866
Other assets	307,966	269,477

Total assets	$16,176,723	$15,328,143

Unsecured notes, net	$2,993,265	$2,594,709
Unsecured credit facility	—	—
Notes payable	3,532,587	3,539,642
Resident security deposits	49,502	44,594
Liabilities related to assets held for sale	907	15,852
Other liabilities	541,292	516,299

Total liabilities	$7,117,553	$6,711,096

Redeemable noncontrolling interests	12,765	17,320
Equity	9,046,405	8,599,727

Total liabilities and equity	$16,176,723	$15,328,143

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1) (2)
December 31, 2014
(Dollars in thousands)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment	December	September	June	March	December
	Homes	31, 2014	30, 2014	30, 2014	31, 2014	31, 2013

RENTAL REVENUE
Established (3)	51,201	$334,880	$333,525	$327,449	$322,627	$321,687
Other Stabilized (3) (4)	7,603	44,181	43,878	42,623	41,212	38,476
Redevelopment (3)	3,383	20,808	20,892	20,250	19,792	19,673
Development (3)	12,368	31,933	23,363	11,476	4,797	2,064
Total Consolidated Communities	74,555	$431,802	$421,658	$401,798	$388,428	$381,900

OPERATING EXPENSE
Established		$102,138	$102,087	$99,190	$102,192	$101,245
Other Stabilized (4)		13,156	13,139	12,486	12,297	11,254
Redevelopment		6,419	6,203	5,936	6,338	6,269
Development		12,762	10,116	6,638	4,192	2,507
Total Consolidated Communities		$134,475	$131,545	$124,250	$125,019	$121,275

NOI (2)
Established		$233,656	$231,926	$228,422	$220,674	$220,728
Other Stabilized (4)		32,487	31,838	31,202	28,980	27,632
Redevelopment		14,397	14,710	14,316	13,456	13,410
Development		19,296	13,280	4,850	606	(442)
Total Consolidated Communities		$299,836	$291,754	$278,790	$263,716	$261,328

AVERAGE REVENUE PER OCCUPIED HOME (5)
Established		$2,272	$2,268	$2,221	$2,189	$2,188
Other Stabilized (4)		$2,034	$2,037	$1,972	$1,949	$1,924
Redevelopment		$2,173	$2,159	$2,095	$2,050	$2,062

ECONOMIC OCCUPANCY (5)
Established		96.0%	95.7%	96.0%	96.0%	95.7%
Other Stabilized (4)		95.6%	95.3%	95.7%	93.6%	88.6%
Redevelopment		94.4%	95.3%	95.3%	95.1%	94.0%

ESTABLISHED COMMUNITIES TURNOVER
Current year period / Prior year period (6)		45.1% / 50.0%	66.8% / 72.2%	57.3% / 58.8%	44.6% / 43.4%	50.0% / 46.5%
Current year period YTD / Prior year period YTD (6)		53.6% / 57.4%				57.4% / 52.8%

(1)	Includes consolidated communities, and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Results based upon revised reportable operating segments as determined as of April 1, 2014.
(3)	See Attachment #20 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(4)
Results for these communities for quarters prior to January 1, 2014 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	For per home rent projections and economic occupancy for Development Communities currently under construction and/or completed in Q4 2014 see Attachment #12, Development Communities.
(6)	Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for Established Communities for the respective reporting period.

CAPITALIZED COSTS
			Non-Rev
	Cap	Cap	Capex per
	Interest	Overhead	Home
Q414	$15,667	$12,045	$182
Q314	$15,989	$8,775	$185
Q214	$18,626	$8,245	$71
Q114	$19,679	$8,368	$194
Q413	$19,670	$12,763	$156

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities as of April 1, 2014 (1)
December 31, 2014

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s) (3) (4)

		Q4 14	Q4 13	% Change	Q4 14	Q4 13	% Change	Q4 14	Q4 13	% Change
New England
Boston, MA	5,348	$2,204	$2,140	3.0%	95.1%	95.1%	0.0%	$33,650	$32,657	3.0%
Fairfield-New Haven, CT	2,031	2,203	2,180	1.1%	96.2%	94.8%	1.4%	12,910	12,598	2.5%
New England Average	7,379	2,205	2,152	2.5%	95.4%	95.0%	0.4%	46,560	45,255	2.9%

Metro NY/NJ
New York City, NY	3,373	3,677	3,573	2.9%	96.4%	95.8%	0.6%	35,865	34,646	3.5%
New York - Suburban	4,364	2,639	2,565	2.9%	95.9%	95.8%	0.1%	33,134	32,184	3.0%
New Jersey	4,088	2,249	2,184	3.0%	96.3%	96.4%	(0.1)%	26,563	25,824	2.9%
Metro NY/NJ Average	11,825	2,801	2,721	2.9%	96.2%	96.0%	0.2%	95,562	92,654	3.1%

Mid-Atlantic
Washington Metro	7,950	2,058	2,068	(0.5)%	95.4%	95.7%	(0.3)%	46,798	47,172	(0.8)%
Mid-Atlantic Average	7,950	2,058	2,068	(0.5)%	95.4%	95.7%	(0.3)%	46,798	47,172	(0.8)%

Pacific Northwest
Seattle, WA	3,179	1,851	1,741	6.3%	95.2%	95.2%	0.0%	16,797	15,803	6.3%
Pacific Northwest Average	3,179	1,851	1,741	6.3%	95.2%	95.2%	0.0%	16,797	15,803	6.3%

Northern California
San Jose, CA	3,295	2,423	2,224	8.9%	96.1%	96.1%	0.0%	23,015	21,130	8.9%
Oakland-East Bay, CA	3,040	2,073	1,896	9.3%	95.9%	96.0%	(0.1)%	18,123	16,597	9.2%
San Francisco, CA	2,894	2,853	2,692	6.0%	96.6%	96.2%	0.4%	23,927	22,484	6.4%
Northern California Average	9,229	2,442	2,262	8.0%	96.2%	96.1%	0.1%	65,065	60,211	8.1%

Southern California
Los Angeles, CA	7,719	1,943	1,852	4.9%	96.6%	95.9%	0.7%	43,476	41,166	5.6%
Orange County, CA	2,478	1,848	1,744	6.0%	96.1%	95.1%	1.0%	13,195	12,327	7.0%
San Diego, CA	1,442	1,791	1,701	5.3%	95.9%	96.6%	(0.7)%	7,427	7,099	4.6%
Southern California Average	11,639	1,904	1,810	5.2%	96.4%	95.8%	0.6%	64,098	60,592	5.8%

Average/Total Established	51,201	$2,272	$2,188	3.8%	96.0%	95.7%	0.3%	$334,880	$321,687	4.1%

(1) Results based upon Established Communities as of April 1, 2014. Established Communities are communities with stabilized occupancy and operating expenses as of April 1, 2013 such that a comparison of Q4 2013 to Q4 2014 is meaningful.
(2) Reflects the effect of concessions amortized over the average lease term.
(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.3% between years.
(4) If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.2%.

Attachment 5
AvalonBay Communities, Inc.
*Sequential Quarterly* Rental Revenue and Occupancy Changes - Established Communities as of April 1, 2014 (1)
December 31, 2014

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s) (3)

		Q4 14	Q3 14	% Change	Q4 14	Q3 14	% Change	Q4 14	Q3 14	% Change
New England
Boston, MA	5,348	$2,204	$2,202	0.1%	95.1%	95.7%	(0.6)%	$33,650	$33,817	(0.5)%
Fairfield-New Haven, CT	2,031	2,203	2,228	(1.1)%	96.2%	95.4%	0.8%	12,910	12,954	(0.3)%
New England Average	7,379	2,205	2,209	(0.2)%	95.4%	95.7%	(0.3)%	46,560	46,771	(0.5)%

Metro NY/NJ
New York City, NY	3,373	3,677	3,658	0.5%	96.4%	96.5%	(0.1)%	35,865	35,714	0.4%
New York - Suburban	4,364	2,639	2,658	(0.7)%	95.9%	95.7%	0.2%	33,134	33,312	(0.5)%
New Jersey	4,088	2,249	2,273	(1.1)%	96.3%	95.9%	0.4%	26,563	26,741	(0.7)%
Metro NY/NJ Average	11,825	2,801	2,810	(0.3)%	96.2%	96.1%	0.1%	95,562	95,767	(0.2)%

Mid-Atlantic
Washington Metro	7,950	2,058	2,077	(0.9)%	95.4%	95.1%	0.3%	46,798	47,099	(0.6)%
Mid-Atlantic Average	7,950	2,058	2,077	(0.9)%	95.4%	95.1%	0.3%	46,798	47,099	(0.6)%

Pacific Northwest
Seattle, WA	3,179	1,851	1,851	0.0%	95.2%	94.7%	0.5%	16,797	16,714	0.5%
Pacific Northwest Average	3,179	1,851	1,851	0.0%	95.2%	94.7%	0.5%	16,797	16,714	0.5%

Northern California
San Jose, CA	3,295	2,423	2,419	0.2%	96.1%	95.2%	0.9%	23,015	22,760	1.1%
Oakland-East Bay, CA	3,040	2,073	2,043	1.5%	95.9%	96.2%	(0.3)%	18,123	17,913	1.2%
San Francisco, CA	2,894	2,853	2,804	1.7%	96.6%	96.1%	0.5%	23,927	23,403	2.2%
Northern California Average	9,229	2,442	2,416	1.1%	96.2%	95.8%	0.4%	65,065	64,076	1.5%

Southern California
Los Angeles, CA	7,719	1,943	1,916	1.4%	96.6%	96.4%	0.2%	43,476	42,781	1.6%
Orange County, CA	2,478	1,848	1,830	1.0%	96.1%	95.4%	0.7%	13,195	12,978	1.7%
San Diego, CA	1,442	1,791	1,775	0.9%	95.9%	95.6%	0.3%	7,427	7,339	1.2%
Southern California Average	11,639	1,904	1,880	1.3%	96.4%	96.1%	0.3%	64,098	63,098	1.6%

Average/Total Established	51,201	$2,272	$2,269	0.1%	96.0%	95.7%	0.3%	$334,880	$333,525	0.4%

(1) Results based upon Established Communities as of April 1, 2014.
(2) Reflects the effect of concessions amortized over the average lease term.
(3) If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 0.3%.

Attachment 6
AvalonBay Communities, Inc.
Q2-Q4 Rental Revenue and Occupancy Changes - Established Communities as of April 1, 2014 (1)
December 31, 2014

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3) (4)

		Q2 - Q4	Q2 - Q4		Q2 - Q4	Q2 - Q4		Q2 - Q4	Q2 - Q4
		2014	2013	% Change	2014	2013	% Change	2014	2013	% Change
New England
Boston, MA	5,348	$2,185	$2,113	3.4%	95.3%	95.6%	(0.3)%	$100,273	$97,250	3.1%
Fairfield-New Haven, CT	2,031	2,207	2,188	0.9%	95.6%	95.6%	0.0%	38,582	38,240	0.9%
New England Average	7,379	2,191	2,134	2.7%	95.4%	95.6%	(0.2)%	138,855	135,490	2.5%

Metro NY/NJ
New York City, NY	3,373	3,649	3,561	2.5%	96.4%	95.6%	0.8%	106,776	103,341	3.3%
New York - Suburban	4,364	2,635	2,552	3.3%	96.0%	96.3%	(0.3)%	99,413	96,538	3.0%
New Jersey	4,088	2,249	2,179	3.2%	96.2%	96.4%	(0.2)%	79,563	77,237	3.0%
Metro NY/NJ Average	11,825	2,791	2,712	2.9%	96.2%	96.0%	0.2%	285,752	277,116	3.1%

Mid-Atlantic
Washington Metro	7,950	2,067	2,084	(0.8)%	95.2%	95.7%	(0.5)%	140,871	142,781	(1.3)%
Mid-Atlantic Average	7,950	2,067	2,084	(0.8)%	95.2%	95.7%	(0.5)%	140,871	142,781	(1.3)%

Pacific Northwest
Seattle, WA	3,179	1,832	1,726	6.1%	95.3%	95.4%	(0.1)%	49,937	47,089	6.0%
Pacific Northwest Average	3,179	1,832	1,726	6.1%	95.3%	95.4%	(0.1)%	49,937	47,089	6.0%

Northern California
San Jose, CA	3,295	2,382	2,195	8.5%	96.0%	95.8%	0.2%	67,812	62,364	8.7%
Oakland-East Bay, CA	3,040	2,025	1,862	8.8%	96.2%	96.1%	0.1%	53,336	48,961	8.9%
San Francisco, CA	2,894	2,802	2,652	5.7%	96.3%	96.1%	0.2%	70,269	66,362	5.9%
Northern California Average	9,229	2,396	2,229	7.5%	96.2%	96.0%	0.2%	191,417	177,687	7.7%

Southern California
Los Angeles, CA	7,719	1,915	1,845	3.8%	96.4%	95.9%	0.5%	128,218	122,928	4.3%
Orange County, CA	2,478	1,819	1,723	5.6%	95.8%	95.7%	0.1%	38,858	36,758	5.7%
San Diego, CA	1,442	1,767	1,695	4.2%	95.7%	96.2%	(0.5)%	21,946	21,155	3.7%
Southern California Average	11,639	1,876	1,801	4.2%	96.2%	95.9%	0.3%	189,022	180,841	4.5%

Average/Total Established	51,201	$2,254	$2,177	3.5%	95.9%	95.8%	0.1%	$995,854	$961,004	3.6%

(1) Results based upon Established Communities as of April 1, 2014.
(2) Reflects the effect of concessions amortized over the average lease term.
(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 3.8% between years.
(4) If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 3.8%.

Attachment 7
AvalonBay Communities, Inc.
Full Year Rental Revenue and Occupancy Changes - Established Communities as of January 1, 2014 (1)
December 31, 2014

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3) (4)

		Full Year 2014	Full Year 2013	% Change	Full Year 2014	Full Year 2013	% Change	Full Year 2014	Full Year 2013	% Change
New England
Boston, MA	5,124	$2,187	$2,106	3.8%	95.2%	95.7%	(0.5)%	$128,014	$123,922	3.3%
Fairfield-New Haven, CT	2,031	2,193	2,178	0.7%	95.6%	95.8%	(0.2)%	51,082	50,808	0.5%
New England Average	7,155	2,189	2,128	2.9%	95.3%	95.7%	(0.4)%	179,096	174,730	2.5%

Metro NY/NJ
New York City, NY	2,196	3,645	3,515	3.7%	97.1%	96.4%	0.7%	93,231	89,291	4.4%
New York - Suburban	3,968	2,607	2,527	3.2%	96.1%	96.4%	(0.3)%	119,348	115,933	2.9%
New Jersey	4,088	2,232	2,160	3.3%	96.2%	96.4%	(0.2)%	105,328	102,165	3.1%
Metro NY/NJ Average	10,252	2,680	2,592	3.4%	96.4%	96.4%	0.0%	317,907	307,389	3.4%

Mid-Atlantic
Washington Metro	4,370	1,969	1,973	(0.2)%	95.5%	95.8%	(0.3)%	98,578	99,075	(0.5)%
Mid-Atlantic Average	4,370	1,969	1,973	(0.2)%	95.5%	95.8%	(0.3)%	98,578	99,075	(0.5)%

Pacific Northwest
Seattle, WA	2,591	1,824	1,718	6.2%	95.4%	95.7%	(0.3)%	54,099	51,089	5.9%
Pacific Northwest Average	2,591	1,824	1,718	6.2%	95.4%	95.7%	(0.3)%	54,099	51,089	5.9%

Northern California
San Jose, CA	1,692	2,676	2,492	7.4%	96.2%	96.2%	0.0%	52,278	48,693	7.4%
Oakland-East Bay, CA	2,064	2,106	1,920	9.7%	96.4%	96.3%	0.1%	50,278	45,780	9.8%
San Francisco, CA	2,222	2,796	2,629	6.4%	96.4%	96.2%	0.2%	71,892	67,455	6.6%
Northern California Average	5,978	2,524	2,345	7.6%	96.3%	96.2%	0.1%	174,448	161,928	7.7%

Southern California
Los Angeles, CA	3,445	1,948	1,862	4.6%	96.7%	96.5%	0.2%	77,828	74,288	4.8%
Orange County, CA	1,929	1,791	1,704	5.1%	95.4%	95.9%	(0.5)%	39,565	37,826	4.6%
San Diego, CA	1,094	1,782	1,702	4.7%	95.7%	96.2%	(0.5)%	22,396	21,496	4.2%
Southern California Average	6,468	1,873	1,789	4.7%	96.2%	96.3%	(0.1)%	139,789	133,610	4.6%

Average/Total Established	36,814	$2,273	$2,186	4.0%	96.0%	96.1%	(0.1)%	$963,917	$927,821	3.9%

(1) Results based upon Established Communities as of January 1, 2014. Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2013 such that a comparison of 2013 to 2014 is meaningful.
(2) Reflects the effect of concessions amortized over the average lease term.
(3) With concessions reflected on a cash basis, rental revenue from Established Communities would have remained consistent with an increase of 3.9% between years.
(4) If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.1%.

Attachment 8
AvalonBay Communities, Inc.
Quarterly Operating Expenses ("Opex") - Established Communities as of April 1, 2014 (1)
December 31, 2014
(Dollars in thousands)
(unaudited)

	Q4	Q4		Q4 2014 % of
	2014 (2)	2013 (2)	% Change	Total Opex

Property taxes (3)	$36,141	$35,907	0.7%	35.4%
Payroll	21,987	21,800	0.9%	21.5%
Repairs & maintenance (4)	17,156	16,170	6.1%	16.8%
Office operations (5)	10,304	10,785	(4.5)%	10.1%
Utilities (6)	10,344	10,172	1.7%	10.1%
Insurance (7)	3,680	3,526	4.4%	3.6%
Marketing (8)	2,526	2,885	(12.4)%	2.5%
Total Established Communities Operating Expenses (9)	$102,138	$101,245	0.9%	100.0%

(1)	See Attachment #20 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Results based upon revised reportable operating segments as determined as of April 1, 2014, which include 51,201 Established Communities apartment homes.

(3)
Property taxes increased for the three months ended December 31, 2014 primarily due to increases in rates and assessments, particularly in the Company's East Coast markets and the Pacific Northwest, partially offset by reductions and successful appeals in the three months ended December 31, 2014.

(4)
Repairs and maintenance increased for the three months ended December 31, 2014 primarily due to the amounts and timing of various maintenance projects, including building and common area repairs, a decrease in damage receipts in the current year period from residents, some of which is timing related, and greater than anticipated uninsured losses.

(5)
Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The decrease for the three months ended December 31, 2014 from the prior year period is primarily due to a decrease in bad debt expense and other administrative savings.

(6)
Utilities represent aggregate utility costs, net of resident reimbursements. The increase for the three months ended December 31, 2014 from the prior year period is primarily due to increased refuse removal and recycling costs, as well as increased water and sewer expenses, net of resident reimbursements.

(7)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increase for the three months ended December 31, 2014 over the prior year period is primarily due to the timing of claims and related recoveries. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(8)
Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The decrease for the three months ended December 31, 2014 from the prior year period is primarily due to decreased internet advertising costs.

(9)	Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support-related expenses.

Attachment 9
AvalonBay Communities, Inc.
Q2-Q4 Operating Expenses ("Opex") - Established Communities as of April 1, 2014 (1)
December 31, 2014
(Dollars in thousands)
(unaudited)

	Q2-Q4	Q2-Q4		Q2-Q4 2014 % of
	2014 (2)	2013 (2)	% Change	Total Opex

Property taxes (3)	$104,920	$104,855	0.1%	34.6%
Payroll (4)	66,240	64,971	2.0%	21.8%
Repairs & maintenance (5)	52,508	49,305	6.5%	17.3%
Office operations (6)	31,615	32,981	(4.1)%	10.5%
Utilities (7)	30,053	28,987	3.7%	9.9%
Insurance (8)	10,743	9,953	7.9%	3.5%
Marketing (9)	7,336	7,993	(8.2)%	2.4%
Total Established Communities Operating Expenses (10)	$303,415	$299,045	1.5%	100.0%

(1)	See Attachment #20 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Results based upon revised reportable operating segments as determined as of April 1, 2014, which include 51,201 Established Communities apartment homes.

(3)
Property taxes increased for the nine months ending December 31, 2014 as compared to the prior year period primarily due to increases in rates and assessments, particularly in the Company's East Coast and Pacific Northwest markets, partially offset by reductions and successful appeals in the current year period.

(4)	Payroll includes expense directly related to on-site operations.

(5)
Repairs and maintenance increased for the nine months ending December 31, 2014 as compared to the prior year period primarily due to the amounts and timing of various maintenance projects, including building and common area repair costs.

(6)
Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The decrease for the nine months ending December 31, 2014 as compared to the prior year period is primarily due to non-cash adjustments to the straight line schedules for the ground lease communities in 2013 not present in the current period and lower bad debt expense that is partially attributable to the implementation of an in-house collections capability.

(7)	Utilities represent aggregate utility costs, net of resident reimbursements. The increase between periods is primarily due to a decrease in utility reimbursements from the prior year period.

(8)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increase for the nine months ending December 31, 2014 is primarily due to renewals to the property policy and an increase in the Company's earthquake coverage, as well as timing of claims and related recoveries. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(9)
Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The decrease for the nine months ending December 31, 2014 as compared to the prior year period is primarily due to decreased internet advertising costs, partially offset by increased signage expenses and resident referral costs.

(10)	Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support-related expenses.

Attachment 10
AvalonBay Communities, Inc.
Full Year Operating Expenses ("Opex") - Established Communities as of January 1, 2014 (1)
December 31, 2014
(Dollars in thousands)
(unaudited)

	Full Year	Full Year		Full Year 2014 % of
	2014 (2)	2013 (2)	% Change	Total Opex

Property taxes (3)	$98,384	$92,178	6.7%	33.7%
Payroll	65,054	64,089	1.5%	22.3%
Repairs & maintenance (4)	48,697	45,146	7.9%	16.7%
Office operations (5)	32,021	32,320	(0.9)%	11.0%
Utilities (6)	30,502	27,443	11.1%	10.4%
Insurance (7)	10,088	9,691	4.1%	3.5%
Marketing (8)	7,113	7,311	(2.7)%	2.4%
Total Established Communities Operating Expenses (9)	$291,859	$278,178	4.9%	100.0%

(1)	See Attachment #20 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Results based upon reportable operating segments as determined as of January 1, 2014, which include 36,814 Established Communities apartment homes.

(3)
Property taxes increased for the year ended December 31, 2014 primarily due to increases in rates and assessments, particularly in the Company's East Coast and Pacific Northwest markets, as well as for refunds received in the prior year in excess of the current year.

(4)
Repairs and maintenance increased for the year ended December 31, 2014 primarily due to the amounts and timing of various maintenance projects, including common area repair costs and an increase in snow removal costs in the Mid-Atlantic during the first quarter of 2014.

(5)
Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The decrease for the year ended December 31, 2014 as compared to the prior year is primarily due to non-cash adjustments to the straight line schedules for the ground lease communities in 2013 not present in the current year and lower bad debt expense that is partially attributable to the implementation of an in-house collections capability.

(6)
Utilities represent aggregate utility costs, net of resident reimbursements. The increase for the year ended December 31, 2014 over the prior year is primarily due to increased consumption and rates for electricity, gas and steam from the colder than normal temperatures in the first quarter of 2014, primarily in the New England and Metro New York/New Jersey regions, as well as increased sewer expenses. The increase between years also reflects the timing of cost recoveries for utility reimbursements in the prior year.

(7)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increases for the year ended December 31, 2014 over the prior year is primarily due to increased premiums from renewals of the Company's policies and an increase in the Company's earthquake coverage, as well as the timing of claims and related recoveries. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(8)
Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The decrease for the year ended December 31, 2014 from the prior year is primarily due to a decrease in internet advertising costs.

(9)	Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support-related expenses.

Attachment 11
AvalonBay Communities, Inc.
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs
For the Year Ended December 31, 2014
(Dollars in thousands except per home data)
(unaudited)

					Categorization of 2014 Add'l Capitalized Value (3)								2014 Maintenance Expensed Per Home (5)
Current Communities (1)	Apartment Homes (1)	Balance at 12-31-14 (2)	Balance at 12-31-13 (2)	2014 Add'l Capitalized Value	Acquisitions, Construction, Redevelopment & Dispositions		Revenue Generating (4)	Non-Rev Generating		Total	Non-Rev Generating Capex Per Home		Carpet Replacement		Other Maintenance		Total
Total Stabilized Communities	58,804	$10,816,934	$10,712,850	$104,084	$65,346	(6)	$1,560	$37,178		$104,084	$632		$141		$1,806		$1,947
Development Communities (7)	12,368	2,662,835	1,624,406	1,038,429	1,038,429		—	—		1,038,429	—		2		357		359
Dispositions	—	53,272	251,852	(198,580)	(198,580)		—	—		(198,580)	—		16		141		157
Redevelopment Communities (7)	3,383	576,637	517,909	58,728	58,728		—	—		58,728	—		105		1,780		1,885
Corporate	—	82,636	75,143	7,493	—		—	7,493	(8)	7,493	—		—		—		—
Total	74,555	$14,192,314	$13,182,160	$1,010,154	$963,923		$1,560	$44,671		$1,010,154	$499	(9)	$116	(10)	$1,565	(10)	$1,681	(10)

(1)	For the purpose of this table, Current Communities and Apartment Homes excludes communities held by unconsolidated real estate joint ventures.

(2)	Total gross fixed assets excluding land.

(3)
Policy is to capitalize if the item is real property, exceeds $15,000 and extends the useful life of the asset, and certain expenditures related to acquisitions. Personal property is capitalized if the item is a new addition and it exceeds $2,500.

(4)	Represents revenue generating or expense saving expenditures, such as improvements to retail space, or energy and other utility efficiency improvements.

(5)	Other maintenance includes maintenance, landscaping, redecorating and appliance replacement costs.

(6)	Represents acquired communities, coupled with commitment close-outs and construction true-ups on recently constructed communities.

(7)	Represents communities that were under construction/reconstruction during 2014, including communities where construction/reconstruction has been completed.

(8)	Includes capital expenditures associated with leasehold improvements related to corporate offices, as well as capitalized enterprise software costs.

(9)	Total non-revenue generating capitalized costs per home excludes corporate capitalized costs.

(10)	Total 2014 maintenance expensed per home excludes maintenance costs related to dispositions.

Attachment 12

AvalonBay Communities, Inc.
Development Communities as of December 31, 2014

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of January 23, 2015			Q4 '14 (1)
Under Construction:
1.	Avalon West Chelsea/AVA High Line (2)	New York, NY	710	$276.1	Q4 2011	Q4 2013	Q1 2015	Q3 2015	$3,380	100.0%	88.5%	84.5%	71.7%
2.	Avalon Assembly Row/AVA Somerville	Somerville, MA	445	122.1	Q2 2012	Q2 2014	Q1 2015	Q3 2015	2,475	89.2%	62.9%	56.0%	52.6%
3.	Avalon Alderwood I	Lynnwood, WA	367	68.4	Q2 2013	Q2 2014	Q1 2015	Q3 2015	1,600	79.6%	72.8%	68.4%	52.4%
4.	AVA Little Tokyo (2)	Los Angeles, CA	280	109.8	Q4 2012	Q3 2014	Q2 2015	Q4 2015	2,820	61.4%	61.4%	51.8%	33.3%
5.	Avalon Wharton	Wharton, NJ	247	53.9	Q4 2012	Q3 2014	Q2 2015	Q4 2015	2,035	66.0%	55.9%	46.6%	23.5%
6.	Avalon Baker Ranch	Lake Forest, CA	430	132.9	Q4 2013	Q4 2014	Q4 2015	Q2 2016	2,140	20.5%	20.5%	15.1%	5.7%
7.	Avalon Hayes Valley	San Francisco, CA	182	90.2	Q3 2013	Q1 2015	Q3 2015	Q1 2016	3,495	—	14.3%	—	—
8.	Avalon Roseland	Roseland, NJ	136	46.2	Q1 2014	Q1 2015	Q3 2015	Q1 2016	2,960	—	10.3%	—	—
9.	Avalon Falls Church	Falls Church, VA	384	109.8	Q1 2014	Q1 2015	Q1 2016	Q3 2016	2,300	—	0.3%	—	—
10.	Avalon Vista	Vista, CA	221	58.3	Q4 2013	Q2 2015	Q4 2015	Q2 2016	1,965	—	1.8%	—	—
11.	Avalon Marlborough	Marlborough, MA	350	77.1	Q1 2014	Q2 2015	Q2 2016	Q4 2016	1,915	—	1.4%	—	—
12.	AVA Theater District	Boston, MA	398	175.7	Q1 2013	Q2 2015	Q4 2015	Q2 2016	3,750	—	—	—	—
13.	Avalon Willoughby Square/AVA DoBro	Brooklyn, NY	826	444.9	Q3 2013	Q3 2015	Q4 2016	Q2 2017	3,470	—	—	—	—
14.	Avalon Bloomfield Station	Bloomfield, NJ	224	53.4	Q4 2013	Q2 2015	Q4 2015	Q2 2016	2,100	—	—	—	—
15.	Avalon Glendora	Glendora, CA	280	82.5	Q4 2013	Q2 2015	Q1 2016	Q3 2016	2,045	—	—	—	—
16.	AVA Capitol Hill (2)	Seattle, WA	249	81.4	Q1 2014	Q4 2015	Q2 2016	Q4 2016	2,170	—	—	—	—
17.	Avalon Irvine III	Irvine, CA	156	55.0	Q2 2014	Q4 2015	Q1 2016	Q3 2016	2,270	—	—	—	—
18.	Avalon Dublin Station II	Dublin, CA	252	83.7	Q2 2014	Q4 2015	Q2 2016	Q4 2016	2,390	—	—	—	—
19.	Avalon Huntington Beach (2)	Huntington Beach, CA	378	120.3	Q2 2014	Q3 2016	Q2 2017	Q4 2017	2,115	—	—	—	—
20.	Avalon West Hollywood (2)	West Hollywood, CA	294	162.4	Q2 2014	Q3 2016	Q2 2017	Q4 2017	3,495	—	—	—	—
21.	Avalon Framingham	Framingham, MA	180	43.9	Q3 2014	Q3 2015	Q2 2016	Q4 2016	2,045	—	—	—	—
22.	Avalon Esterra Park (2)	Redmond, WA	482	137.8	Q3 2014	Q2 2016	Q2 2017	Q4 2017	2,030	—	—	—	—
23.	Avalon North Station	Boston, MA	503	256.9	Q3 2014	Q4 2016	Q4 2017	Q2 2018	3,575	—	—	—	—
24.	Avalon Green III	Elmsford, NY	68	22.1	Q4 2014	Q4 2015	Q2 2016	Q4 2016	2,790	—	—	—	—
25.	Avalon Union	Union, NJ	202	50.7	Q4 2014	Q2 2016	Q4 2016	Q1 2017	2,345	—	—	—	—
26.	Avalon Princeton	Princeton, NJ	280	95.5	Q4 2014	Q3 2016	Q2 2017	Q4 2017	2,890	—	—	—	—
	Subtotal / Weighted Average		8,524	$3,011.0					$2,660
Completed this Quarter:
1.	Avalon Exeter	Boston, MA	187	$126.6	Q2 2011	Q2 2014	Q4 2014	Q2 2015	$5,615	100.0%	85.0%	78.6%	59.1%
2.	Avalon Mosaic	Fairfax, VA	531	110.6	Q1 2012	Q3 2013	Q4 2014	Q2 2015	2,090	100.0%	93.0%	89.8%	80.3%
3.	Avalon Huntington Station	Huntington Station, NY	303	81.2	Q1 2013	Q1 2014	Q4 2014	Q2 2015	2,500	100.0%	96.7%	93.7%	76.3%
4.	Avalon San Dimas	San Dimas, CA	156	40.1	Q2 2013	Q3 2014	Q4 2014	Q2 2015	1,860	100.0%	98.7%	97.4%	71.9%
	Subtotal / Weighted Average		1,177	$358.5					$2,725
	Total / Weighted Average		9,701	$3,369.5					$2,665
Asset Cost Basis (millions) (3):
	Total Capital Cost, under construction and completed			$3,742.2		Weighted Average Projected NOI as				6.3%
	Total Capital Cost, disbursed to date			(2,519.4)			a % of Total Capital Cost (1)
	Total Capital Cost, remaining to invest			$1,222.8

(1)	See Attachment #20 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Developments containing at least 10,000 square feet of retail space include Avalon West Chelsea (21,000 sf), AVA Little Tokyo (19,000 sf), AVA Capitol Hill (15,000 sf), Avalon Huntington Beach (10,000 sf), Avalon West Hollywood (32,000 sf), and Avalon Esterra Park (17,000 sf).

(3)
Includes the communities presented on this attachment plus six additional communities with 1,551 apartment homes representing $395.1 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Excludes $22.4 million in Total Capital Costs for unrelated third party partners interest in unconsolidated joint ventures. Q4 2014 NOI for these 36 communities was $13.0 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2014.

Attachment 13

AvalonBay Communities, Inc.
Redevelopment Communities as of December 31, 2014

Community Information				Total	Schedule				Avg
			Number	Capital					Post-Renovated	Homes
			of Apt	Cost (1)(2)	Acquisition /			Restabilized	Rent Per	Completed
Community Name		Location	Homes	(millions)	Completion	Start	Complete	Ops (2)	Home (2)	@ 1/23/2015

	Under Redevelopment: (3)

1.	AVA Back Bay	Boston, MA	271	$21.0	Q3 1998	Q1 2013	Q1 2015	Q3 2015	$3,320	28
2.	AVA Pacific Beach	San Diego, CA	564	23.6	Q4 1997	Q1 2014	Q1 2016	Q3 2016	1,790	287
3.	Eaves Dublin	Dublin, CA	204	9.2	Q2 1997	Q2 2014	Q2 2015	Q4 2015	2,095	148
4.	Avalon Green (4)	Elmsford, NY	105	6.5	Q4 1995	Q4 2014	Q4 2015	Q2 2016	2,680	—
5.	Avalon Santa Monica on Main (4)	Santa Monica, CA	133	10.0	Q1 2013	Q4 2014	Q4 2015	Q2 2016	3,985	—
6.	Avalon Towers (4)	Long Beach, NY	109	10.2	Q3 1995	Q4 2014	Q4 2015	Q2 2016	4,020	—
7.	Avalon Silicon Valley (4)	Sunnyvale, CA	710	29.9	Q4 1998	Q4 2014	Q1 2017	Q3 2017	2,810	—
8.	Avalon at Arlington Square (4) (5)	Arlington, VA	842	21.3	Q3 2002	Q4 2014	Q2 2016	Q4 2016	2,100	—

	Subtotal / Weighted Average		2,938	$131.7					$2,500	463

	Completed this Quarter:
1.	Avalon Tysons Corner	Tysons Corner, VA	558	$11.0	Q4 1997	Q1 2014	Q4 2014	Q2 2015	$2,060	213
2.	Eaves Burlington	Burlington, MA	203	5.3	Q4 2012	Q2 2014	Q4 2014	Q2 2015	1,720	203
3.	Eaves Creekside	Mountain View, CA	294	11.3	Q4 1997	Q3 2013	Q4 2014	Q2 2015	2,365	294

	Subtotal / Weighted Average		1,055	$27.6					$2,080	710

	Total / Weighted Average		3,993	$159.3					$2,390	1,173

	Remaining to Invest (millions) (6)			$96.1

(1)	Excludes costs incurred prior to redevelopment.

(2)	See Attachment #20 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
The Company commenced the redevelopment of Avalon at Prudential Center 1 and 2 in Boston, MA, and Avalon Burlington in Burlington, MA during 2014 for an estimated Total Capital Cost of $49.9 million, excluding costs incurred prior to redevelopment. The redevelopments of these communities are primarily focused on the exterior and/or common area and, therefore, they are not classified as Redevelopment Communities.

(4)
The Company commenced the redevelopment of these communities during the fourth quarter of 2014. The redevelopment scope in 2014 did not have a material impact on community operations. These communities are, therefore, included in the Established Community Portfolio and not classified as Redevelopment Communities in 2014. The Company will classify these communities as Redevelopment Communities in 2015.

(5)	The scope of the redevelopment includes 50% of the apartment homes.

(6)	Represents the total amount of capital remaining to be spent on the eight Redevelopment Communities that are listed as Under Redevelopment.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2014.

Attachment 14

AvalonBay Communities, Inc.
Future Development as of December 31, 2014

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 12/31/2013	46	12,986	$3,778

Q1 through Q3 2014
Additions	7	1,963	$652
Construction starts	(11)	(3,357)	(1,150)
Adjustments to existing Development Rights	(3)	(885)	(355)
Development Rights as of 9/30/2014	39	10,707	$2,925

Q4 2014
Q4 Additions	2	462	$418
Q4 Construction starts	(3)	(550)	(166)
Q4 Adjustments to existing Development Rights	(1)	(235)	10
Development Rights as of 12/31/2014	37	10,384	$3,187

Development Rights by Market as of December 31, 2014

Boston, MA	3	974	$240
Fairfield-New Haven, CT	1	160	40
New York City	2	429	401
New York Suburban	4	598	219
New Jersey	13	3,918	963
Baltimore, MD	1	332	73
Washington, DC Metro	6	1,929	509
Seattle, WA	3	772	201
Oakland-East Bay, CA	2	615	282
San Francisco, CA	1	326	168
Riverside-San Bernardino, CA	1	331	91
Total	37	10,384	$3,187

(1)	See Attachment #20 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
As of December 31, 2014, the Company owns land (including pursuit costs) in the amount of $181 million for the future development of 13 of the 37 Development Rights. Construction is expected to commence during the next 12 months on 10 of the 13 Development Rights for which land is owned with a total basis of $131 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2014.

Attachment 15

AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
December 31, 2014
(Dollars in thousands)
(unaudited)

		Company		# of	NOI (3)		Debt
	# of	Ownership		Apartment		Full Year	Principal		Interest
Unconsolidated Real Estate Investments (1)	Communities	Percentage (2)		Homes	Q4 2014	2014	Amount (3)		Rate (4)

AvalonBay Value Added Fund II, L.P. (Fund II)	10	31.3%		4,340	$12,619	$54,382	$358,811		4.15%
Multifamily Partners AC LP	9	28.6%		1,730	7,799	30,600	327,880		3.92%
Multifamily Partners AC JV LP	3	20.0%		921	4,299	15,835	162,300	(5)	6.00%
MVP I, LLC	1	25.0%	(6)	313	2,732	10,833	105,000		2.65%
Brandywine Apartments of Maryland, LLC	1	28.7%		305	1,315	4,933	24,346		3.40%
AvalonBay Value Added Fund, L.P. (Fund I) (7)	—	15.2%		—	—	2,941	—		—%
CVP I, LLC (7)	—	20.0%		—	—	11,134	—		—%
Total Unconsolidated Real Estate Investments	24			7,609	$28,764	$130,658	$978,337		4.20%

(1)	Total unconsolidated real estate investments excludes the real estate investments owned through the joint ventures entered into with Equity Residential as part of the Archstone acquisition.

(2)	Company ownership percentages do not reflect the impact of promoted interests.

(3)
NOI and outstanding indebtedness are presented at 100%. NOI includes $19,283 for the year ended December 31, 2014 from communities disposed of during the year, and excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(4)	Represents the weighted average interest rate as of December 31, 2014.

(5)	Borrowing is comprised of four mortgage loans made by the equity investors in the venture in proportion to their equity interests.

(6)
After the venture makes certain threshold distributions to the third-party partner, the Company generally receives 45% of all further distributions. During the three months and year ended December 31, 2014, the Company received distributions of $199 and $930, respectively, in excess of its ownership percentage for its promoted interest in MVP I, LLC.

(7)
During the year ended December 31, 2014, Fund I sold its final apartment communities and CVP I, LLC sold Avalon Chrystie Place. Full year 2014 NOI includes NOI from these respective ventures through the dates of disposition.

Attachment 16
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
December 31, 2014
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES					SELECT DEBT METRICS (5)
		Average
		Interest			Net Debt-to-Adjusted EBITDA
Debt Composition (1)	Amount (2)	Rate (3)	Maturities (1) (2)			5.2x
Conventional Debt			2015	$604,578
Long-term, fixed rate	$5,009,187		2016	$285,292	Interest Coverage	5.9x
Long-term, variable rate	351,866		2017	$980,546
Variable rate facility (4)	—		2018	$96,586	Unencumbered NOI	69%
Subtotal, Conventional	5,361,053	4.3%	2019	$665,588

Tax-Exempt Debt
Long-term, fixed rate	141,490
Long-term, variable rate	945,595
Subtotal, Tax-Exempt	1,087,085	2.2%

Total Debt	$6,448,138	3.9%

DEBT COVENANT COMPLIANCE (5)

Unsecured Line of Credit Covenants	December 31, 2014	Requirement

Total Outstanding Indebtedness to Capitalization Value (6)	30.3%	<	60%
Combined EBITDA to Combined Debt Service	4.75x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	17.2%	<	65%
Secured Indebtedness to Capitalization Value (6)	15.6%	<	40%

Unsecured Senior Notes Covenants	December 31, 2014	Requirement

Total Outstanding Indebtedness to Total Assets (7)	37.7%	<	60%
Secured Indebtedness to Total Assets (7)	18.6%	<	40%
Unencumbered Assets to Unsecured Indebtedness	454.7%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	5.93x	>	1.50x

(1)
The Company has the option to extend the maturity date of $481,582 and $692,191 principal amount of indebtedness currently scheduled to mature in 2015 and 2017, respectively. The extension options provide the Company the ability, for a fee, to elect a revised maturity of one or two years beyond the current maturity.

(2)	Balances outstanding and amounts due at maturity exclude any associated issuance discount and mark-to-market premiums.
(3)	Rates are as of December 31, 2014 and include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.
(4)	Represents the Company's $1.3 billion unsecured credit facility, under which no amounts were outstanding at December 31, 2014.
(5)	See Attachment #20 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for the year ended December 31, 2014, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate acquired during the year ended December 31, 2014. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment #20 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment #20 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 17
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
December 31, 2014
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Hold Period	Gross Sales		Depreciation	Economic	Initial Year Mkt.	Unleveraged
Communities Sold	(Years) (3)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Cap Rate (2) (3)	IRR (2) (3)

2005- 2009:
31 Communities, 1 Office Building,	10.4	$1,696,237	$834,276	$126,694	$707,582	4.8%	15.3%
9 Land Parcels (4) (5)

2010:
3 Communities, 1 Office Building (5)	14.0	$198,600	$74,074	$51,977	$22,097	6.6%	9.8%

2011:
3 Communities, 3 Land Parcels (6)	13.4	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
4 Communities, 1 Land Parcel (7)	13.9	$280,550	$146,591	$67,178	$79,413	5.3%	10.6%

2013:
8 Communities, 1 Land Parcel (8)	13.4	$937,070	$279,206	$96,745	$182,461	4.9%	12.8%

2014:
5 Communities, 1 Land Parcel (9)	10.9	$669,250	$157,106	$45,958	$111,148	5.0%	12.6%

2005 - 2014 Total
54 Communities, 2 Office Buildings,	13.0	$4,074,672	$1,778,385	$544,785	$1,233,600	5.0%	14.1%
15 Land Parcels

(1)
Provides disposition activity for the most recent 10 year periods and excludes dispositions by Fund I and Fund II and dispositions to joint venture entities in which the Company retains an economic interest.

(2)	See Attachment #20 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
For purposes of this attachment, land and office building sales and the disposition of any real estate held in a joint venture for any or all of the Company's investment periods are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(4)	GAAP gains for sales during this period include the Company's proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(5)
2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(6)
2011 results exclude the Company's proportionate GAAP gain of $7,675 associated with an asset exchange. 2011 Accumulated Depreciation and Other includes $20,210 in impairment charges, recorded in prior periods, on two of the land parcels sold.

(7)
2012 Accumulated Depreciation and Other includes $16,363 in impairment charges for the land parcel sold. 2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(8)
2013 results include the sale of four Archstone communities for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to a holding period of less than one year. 2013 Accumulated Depreciation and Other includes $1,955 in impairment charges, recorded in a prior period, for the Company's basis in the unconsolidated venture sold.

(9)
2014 results include the sale of two communities acquired as part of the Archstone acquisition, which are excluded from the Weighted Average Hold Period and Weighted Average Unleveraged IRR, due to the short hold period. 2014 GAAP and Economic Gain (Loss) includes $50,478 and $42,887, respectively, related to the sale of Avalon Chrystie Place in which the Company held a 20% equity interest; additionally the Company earned $58,128 for its promoted interest from the sale.

Attachment 18
AvalonBay Communities, Inc.
2015 Financial Outlook
As of January 28, 2015 (1)
(dollars in millions, except per share data)

Job and Income Growth Assumptions (2)			US Average	AvalonBay Markets

2015 Expected job growth			2.2%	2.5%

2015 Expected total personal income growth			6.0%	6.7%

				Annual 2015

One month LIBOR assumption				0.15% to 0.60%

Projected Earnings per Share				$4.65 to $4.95

Less - Net gain on asset sales, per share				$0.90 to $1.10

Plus - Real estate depreciation, per share				$3.50 to $3.70

Projected FFO per share range (3)				$7.25 to $7.55

Projected FFO per share change at the mid-point of outlook ranges				2.1%

Expected per share non-routine items included in Projected FFO per share, net				$0.05

Projected Core FFO per share range (3)				$7.20 to $7.50

Projected Core FFO per share change at the mid-point of outlook ranges				8.4%

Established Communities (2015 Segments)

Rental revenue change				3.5% to 4.5%
Operating expense change				3.0% to 4.0%
Net Operating Income change	Total Apartment Homes	Quarter Ended December 31, 2014		3.5% to 5.0%

Q4 2014 NOI - Restated for 2015 Segments
Established	52,122	$238.3
Other Stabilized (4)	9,237	36.6
Redevelopment	3,998	18.4
Development	9,198	6.5
Total Consolidated Communities	74,555	$299.8

Development and Redevelopment Activity (5)

Development Starts: Expected Total Capital Cost for Communities started in 2015 - (AVB Share / Gross) (6)				$1,250 / $1,500
Development Completions: Expected Total Capital Cost for Communities completed during 2015 - (AVB Share / Gross) (6)				$1,200 / $1,200
Development Spend: Expected Total Capital Cost to be incurred for Communities during 2015 (including Land purchases) - (AVB Share / Gross) (6)				$1,500 / $1,550

Development homes completed and delivered in 2015				3,700
Development homes occupied in 2015				3,500

Development NOI in 2015				$63 to $75

Redevelopment Spend: Expected Total Capital Cost to be incurred for Redevelopment Communities during 2015				$200

External Funding Activity - Sources (Uses)

New capital from asset sales and capital markets activity				$1,750
Secured debt redemptions and amortization				$650
Weighted average effective interest rate on maturing debt				3.8%

Capitalized Interest				$70 to $80

Change in Expensed Overhead (Corporate G&A, Property and Investment Management)				0.0% - 5.0%

(1)	As discussed in this release, the Company’s outlook as presented includes its current estimates of the impact of the Edgewater fire.

(2)	Source: AVB Market Research Group, Moody's Analytics.

(3)	This term is a non-GAAP measure or other term that is described more fully on Attachment 20.

(4)
Results for these communities prior to January 1, 2015 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	Includes 2015 activity discussed in this release.

(6)
The Company's expected development for 2015 includes construction of communities through joint ventures. Gross investment represents the Total Capital Cost, including third party partners' interest in those joint ventures.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2014.

Attachment 19

AvalonBay Communities, Inc.
Projected Sources and Uses of Cash
(dollars in millions)

Full Year
2015 (1)

Sources of Funds:
New capital from asset sales and capital markets activity	$1,750
Cash from operations (2)	250
Unrestricted cash	350

Total Sources of Funds	$2,350

Uses of Funds:
Development and redevelopment activity, including investments in land for future development	$1,700
Secured and unsecured debt redemptions and amortization	650

Total Uses of Funds	$2,350

(1) Amounts generally represent midpoints of management's expected ranges for 2015.

(2) Represents cash flow from operations, net of recurring capital expenditures and dividend payments.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2014.

Attachment 20

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Average Post-Renovated Rent per Home for Redevelopment Communities reflects management’s projected stabilized rents net of stabilized concessions and including stabilized other rental revenue once all homes have been renovated and subsequently re-leased.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up,  reflects management’s projected stabilized rents net of estimated stabilized concessions and including estimated stabilized other rental revenue and excluding projected commercial revenue.  Projected stabilized rents are based on one or more of the following:  (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Core FFO is the Company's FFO as adjusted for the non-routine items outlined in the following table (dollars in thousands, except per share data):

	Q4	Q4	Full Year	Full Year
	2014	2013	2014	2013 (1)
FFO, actual	$233,484	$195,344	$951,035	$642,814

Non-Routine Items
Archstone and other acquisition costs	(7,715)	(1,198)	(7,682)	44,052
Joint venture (gains) losses and costs (2)	(2,497)	475	(63,322)	35,554
Loss on interest rate protection agreement	—	—	—	51,000
Write-off of Development Rights and retail assets (3)	—	1,314	2,564	1,506
Compensation plan redesign and severance related costs	155	(1,145)	815	3,580
Business interruption insurance proceeds	(1,907)	(299)	(2,494)	(299)
Early extinguishment of consolidated debt	—	14,921	412	14,921
Gain on sale of land	(490)	—	(490)	(240)
Income taxes	9,243	—	9,243	—

Core FFO	$230,273	$209,412	$890,081	$792,888

Core FFO per share	$1.74	$1.62	$6.78	$6.23

Average shares outstanding - diluted	132,677,639	129,611,467	131,237,502	127,265,903

(1) The Company issued unsecured notes and common stock for purposes of funding the Archstone acquisition in advance of closing the purchase.  This capital markets activity resulted in interest expense of $834 associated with the unsecured notes, and incremental weighted average shares of the Company’s common stock outstanding of 2,741,096 during the year ended December 31, 2013. The Company has not included the impact of this capital markets activity as a non-routine adjustment for Core FFO.

(2) Amounts include the Company’s proportionate share of gains and losses from joint ventures formed with Equity Residential as part of the Archstone acquisition, joint venture dispositions including the Company’s promoted interests, costs associated with the extinguishment of debt, and acquisition costs including certain costs incurred related to the Archstone acquisition.

(3) Represents write-offs expensed by the Company during the year to date period for Development Rights and retail tenants individually in excess of $1,000.

Attachment 20

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Third Amended and Restated Revolving Loan Agreement dated as of September 29, 2011, as amended by Amendment No. 1 dated as of December 20, 2012, and the Company’s Term Loan Agreement dated March 31, 2014, which have been filed as exhibits to the Company’s periodic reports with the SEC. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000 and Fourth Supplemental Indenture dated as of September 18, 2006, which have been filed as exhibits to the Company’s periodic reports with the SEC.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loan, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and may differ materially from similar terms (a) used elsewhere in this earnings release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Debt-to-Total Market Capitalization is a measure of leverage that is calculated by expressing, as a percentage, debt divided by Total Market Capitalization, which is defined as the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock) and the outstanding principal balance of debt.  Management believes that this measure of leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Because this measure of leverage changes with fluctuations in the Company’s stock price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the year ended December 31, 2014 as well as prior years’ activities is presented elsewhere on Attachment 17.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period.  Therefore, for full year 2014 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2013 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  Established Communities as of January 1, 2014 do not include communities acquired as part of the Archstone acquisition.

Attachment 20

Established Communities Effective April 1, 2014 includes communities that were owned and had Stabilized Operations as of April 1, 2013, and therefore includes communities acquired as part of the Archstone acquisition that had Stabilized Operations as of April 1, 2013, as well as certain other communities which the Company developed, redeveloped or acquired that had Stabilized Operations as of April 1, 2013.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2014	2013	2014	2013

Net income attributable to common stockholders	$142,642	$252,212	$683,567	$353,141
Depreciation - real estate assets, including discontinued
operations and joint venture adjustments	115,592	106,123	449,769	582,325
Distributions to noncontrolling interests, including
discontinued operations	9	8	35	32
Gain on sale of unconsolidated entities holding previously
depreciated real estate assets	(779)	(2,941)	(73,674)	(14,453)
Gain on sale of previously depreciated real estate assets (1)	(23,980)	(160,058)	(108,662)	(278,231)

FFO attributable to common stockholders	$233,484	$195,344	$951,035	$642,814

Average shares outstanding - diluted	132,677,639	129,611,467	131,237,502	127,265,903

Earnings per share - diluted	$1.08	$1.95	$5.21	$2.78

FFO per common share - diluted	$1.76	$1.51	$7.25	$5.05

(1) Full year 2014 includes the impact of the non-controlling interest portion of the gain on sale of community owned by Fund I that was consolidated for financial reporting purposes.

Initial Cost of Capital means (i) with respect to debt proceeds, the fixed rate of interest on the debt or, for floating rate debt, the initial interest rate at debt incurrence, (ii) with respect to the net proceeds from the sale of a community, the Initial Year Market Cap Rate reflected by the sales price, and (iii) with respect to the proceeds from the sale of common stock, 12 months forward projected per share FFO at the time of issuance, after adjustment for non-routine items, expressed as a percentage of the net proceeds per share of common stock sold.

Attachment 20

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as EBITDA, as adjusted, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA, as adjusted, and a calculation of Interest Coverage for the fourth quarter of 2014 are as follows (dollars in thousands):

Net income attributable to common stockholders	$142,642
Interest expense, net	47,987
Income tax expense	9,332
Depreciation expense	114,084
EBITDA	$314,045

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	2,257
Gain on sale of communities	23,980
EBITDA after disposition activity	$287,808

Joint venture income	(5,241)
EBITDA, as adjusted	$282,567

Interest expense, net	$47,987

Interest Coverage	5.9 times

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Attachment 20

Net Debt-to-Adjusted EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2014 EBITDA, as adjusted.

Total debt principal (1)	$6,448,138
Cash and cash in escrow	(605,085)
Net debt	$5,843,053

Net income attributable to common stockholders	$142,642
Interest expense, net	47,987
Income tax expense	9,332
Depreciation expense	114,084
EBITDA	$314,045

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	2,257
Gain on sale of communities	23,980
EBITDA after disposition activity	$287,808

Joint venture income	(5,241)
EBITDA, as adjusted	$282,567

EBITDA, as adjusted, annualized	$1,130,268

Net Debt-to-Adjusted EBITDA	5.2 times

(1) Balance at December 31, 2014 excludes $6,735 of debt discount as reflected in unsecured notes, net, and $84,449 of debt premium as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets, gain on sale of discontinued operations, income from discontinued operations and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

Attachment 20

	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2014 (1)	2013 (1)	2014 (1)	2014 (1)	2014 (1)	2014 (2)	2013 (2)
Net income (loss)	$142,530	$252,090	$241,001	$172,197	$141,599	$697,327	$352,771
Indirect operating expenses, net of corporate income	12,721	10,881	13,173	12,343	10,818	49,055	41,554
Investments and investment management expense	1,290	836	1,079	1,137	979	4,485	3,990
Expensed acquisition, development and other pursuit costs, net of recoveries	(6,855)	(991)	406	2,017	715	(3,717)	45,050
Interest expense, net	47,987	44,630	46,376	43,722	42,533	180,618	172,402
Loss on extinguishment of debt, net	—	14,921	—	412	—	412	14,921
Loss on interest rate contract	—	—	—	—	—	—	51,000
General and administrative expense	10,715	8,311	11,254	10,220	9,236	41,425	39,573
Joint venture (income) loss	(5,241)	(5,090)	(130,592)	(7,710)	(5,223)	(148,766)	11,154
Depreciation expense	114,084	104,806	111,836	110,395	106,367	442,682	560,215
Income tax expense	9,332	—	36	—	—	9,368	—
Gain on sale of real estate assets	(24,470)	—	—	(60,945)	—	(85,415)	(240)
Gain on sale of discontinued operations	—	(160,058)	—	—	(37,869)	(37,869)	(278,231)
Income from discontinued operations	—	(3,823)	—	—	(310)	(310)	(16,713)
NOI from real estate assets sold or held for sale, not classified as discontinued operations	(2,257)	(5,185)	(2,815)	(4,998)	(5,129)	(15,199)	(19,448)
NOI	$299,836	$261,328	$291,754	$278,790	$263,716	$1,134,096	$977,998

Established:
New England	$29,602	$29,453	$30,259	$29,178	$28,026	$113,905	$113,043
Metro NY/NJ	68,357	65,466	67,255	66,054	63,989	223,591	216,928
Mid-Atlantic	32,991	33,515	32,284	32,531	32,800	69,498	71,282
Pacific NW	11,698	10,671	11,668	11,554	11,200	37,637	35,164
No. California	47,888	42,654	48,805	47,498	45,000	132,899	122,872
So. California	43,120	38,969	41,655	41,607	39,659	95,626	90,906
Total Established	233,656	220,728	231,926	228,422	220,674	673,156	650,195
Other Stabilized - AvalonBay	32,487	27,632	31,838	31,202	28,980	101,539	76,551
Other Stabilized - Archstone	N/A	N/A	N/A	N/A	N/A	241,522	192,203
Development/Redevelopment	33,693	12,968	27,990	19,166	14,062	117,879	59,049
NOI	$299,836	$261,328	$291,754	$278,790	$263,716	$1,134,096	$977,998

(1) Results based upon reportable operating segments as determined as of April 1, 2014.
(2) Results based upon reportable operating segments as determined as of January 1, 2014.

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2013 through December 31, 2013 or classified as held for sale at December 31, 2013) or assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at December 31, 2014 that are not otherwise classified as discontinued operations).  A reconciliation of NOI from communities sold, classified as discontinued operations or classified as held for sale, to Net Income for these communities is as follows (dollars in thousands):

 Attachment 20

	Q4	Q4	Full Year	Full Year
	2014	2013	2014	2013

Income from discontinued operations	$—	$3,823	$310	$16,713
Depreciation expense	—	345	—	13,500

NOI from discontinued operations	$—	$4,168	$310	$30,213

Revenue from real estate assets sold or held for sale, not classified as discontinued operations	$3,421	$8,248	$24,389	$30,867
Operating expenses real estate assets sold or held for sale, not classified as discontinued operations	(1,164)	(3,063)	(9,190)	(11,419)

NOI from real estate assets sold or held for sale, not classified as discontinued operations	$2,257	$5,185	$15,199	$19,448

Non-Revenue Generating Capex represents capital expenditures that will not directly result in increased revenue or expense savings.

Other Stabilized Communities (includes Other Stabilized Communities - AvalonBay and Other Stabilized Communities - Archstone) as of January 1, 2014 are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2013, but have stabilized occupancy as of January 1, 2014. Other Stabilized Communities as of January 1, 2014 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold. Beginning in the quarter ended March 31, 2013, Other Stabilized Communities includes the stabilized operating communities acquired as part of the Archstone acquisition. Beginning in the quarter ended June 30, 2014, most of the stabilized operating communities acquired as part of the Archstone acquisition were included in the Established Communities Effective April 1, 2014 portfolio.

Projected FFO, as provided within this earnings release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the ranges provided for Projected FFO per share (diluted) for the first quarter and full year of 2015 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share are as follows:

Attachment 20

	Low Range	High Range

Projected EPS (diluted) - Q1 2015	$1.57	$1.61
Projected depreciation (real estate related)	0.88	0.92
Projected gain on sale of operating communities	(0.59)	(0.63)
Projected FFO per share (diluted) - Q1 2015	1.86	1.90

Non recurring joint venture income and management fees	(0.22)	(0.24)
Edgewater operating and casualty losses	0.05	0.07
Other non-routine items	0.02	0.02
Projected Core FFO per share (diluted) - Q1 2015	$1.71	$1.75

Projected EPS (diluted) - Full Year 2015	$4.65	$4.95
Projected depreciation (real estate related)	3.50	3.70
Projected gain on asset sales	(0.90)	(1.10)
Projected FFO per share (diluted) - Full Year 2015	7.25	7.55

Non recurring joint venture income and management fees	(0.23)	(0.25)
Edgewater operating and casualty losses	0.09	0.11
Income taxes	0.10	0.12
Write-off of unamortized MTM premium	(0.05)	(0.07)
Other non-routine items	0.04	0.04
Projected Core FFO per share (diluted) - Full Year 2015	$7.20	$7.50

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Attachment 20

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q4	Q4	Q2-Q4	Q2-Q4	Full Year	Full Year
	2014 (1)	2013 (1)	2014 (1)	2013 (1)	2014 (2)	2013 (2)

Rental revenue (GAAP basis)	$334,880	$321,687	$995,854	$961,004	$963,917	$927,821
Concessions amortized	464	1,144	2,343	3,584	1,388	1,406
Concessions granted	(200)	(1,422)	(1,375)	(3,870)	(1,027)	(979)

Rental Revenue with Concessions
on a Cash Basis	$335,144	$321,409	$996,822	$960,718	$964,278	$928,248

% change -- GAAP revenue		4.1%		3.6%		3.9%

% change -- cash revenue		4.3%		3.8%		3.9%

(1) Results based upon reportable operating segments as determined as of April 1, 2014.
(2) Results based upon reportable operating segments as determined as of January 1, 2014.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2014 is as follows (dollars in thousands):

Attachment 20

Year To Date
NOI (1)
NOI for Established Communities	$673,156
NOI for Other Stabilized Communities - AvalonBay	101,539
NOI for Other Stabilized Communities - Archstone	241,522
NOI for Development/Redevelopment Communities	117,879
NOI for discontinued operations	310
NOI from real estate assets sold or held for sale, not classified as discontinued operations	15,199
Total NOI generated by real estate assets	1,149,605
NOI on encumbered assets	352,021
NOI on unencumbered assets	$797,584

Unencumbered NOI	69%

(1) Results based upon reportable operating segments as determined as of January 1, 2014.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.